Exhibit 10.18

Otter Tail Ag Enterprises LLC

1220 N. Tower Road

Fergus Falls, MN 56537

April 10, 2007

Anthony Hicks

514 North Union Ave

Fergus Falls, MN, 56537 - 432

Dear Anthony,

Otter Tail Ag Enterprises is pleased to have visited with you on seeking employment with OTAE.

We are convinced that you have the unique set of personal and attributes that will fit in well with the work ethic and philosophy OTAE is looking for in an employee.

With this letter, I am formalizing our offer we had visited about.

•                  OTAE is offering you a position as Chief Operating Officer (COO)/Controller position. You will be in charge of all accounting and reporting procedures within the company.

•                  Your starting base salary will be $105,000. Per year.

•                  A bonus program spelled out on attachment

•                  Maximum bonus will be 30% of base salary.

•                  A signing bonus of 5,000 units of OTAE Class A stock at zero basis and full profit interest, with ownership of said units to vest at 20% per year starting on Jan 1, 2008 and continue on Jan 1 of each year following until 100% is achieved.

•                  An opportunity to purchase member units of the Company at a per-unit cost of $2.00 for up to 5,000 units starting Jan 1, 2008 for 2,500 units and the balance on Jan 1, 2009. This opportunity will be available if the Sarbanes Oxley Reporting Compliance and Lender Reporting Compliance are both met.

•                  You will immediately begin accumulating vacation days at the rate of 10 days per year. This is outside of our normal rate that new employees typically accumulate vacation days (i.e. 5 days per year). Your rate of accumulation will allow you to qualify for two weeks paid vacation by the end the first year. As you plan your vacations, we ask that you inform your superior at least a month in advance of your intent to take extended vacation.

•                  In addition to vacation time, you qualify for our medical plan, 401K-retirement plan, health saving account plan, and sick leave.

Job Responsibilities:

•                  Responsible for managing all hands-on operational aspects of the company. In accordance with the organization’s mission and values, the COO provides the leadership, management, and vision necessary to ensure that the company has the proper operational controls, administrative and reporting procedures, and support systems in place to effectively grow the organization and to ensure financial strength and operating efficiency. Develop, implement, and evaluates accounting policies, reporting procedures, and accounting controls. Analyze and interpret financial statements and reports for the guidance of top management. Maintain relationships with banks and/or other credit sources. Participates with other members of management in planning and controlling company operations. Assures all required tax and information returns are prepared in compliance with all laws and regulations.

I trust that this summary is an accurate and complete reflection of the points that have discussed with you to date. Please let me know, as soon as possible, if there are any of these conditions that are not satisfactory.

I trust this meets with your approval, we would appreciate that you sign a copy and return to my attention at our Fergus Falls office.

Sincerely,

/s/ Kelly Longtin	/s/ Anthony J Hicks
Kelly Longtin	Anthony J Hicks

Chief Executive Officer	Date: 20th April 2007.

CC: Personnel File